Exhibit 99.1

For Immediate Release

NORTHSTAR NEUROSCIENCE, INC. REPORTS OPERATING RESULTS FOR

THE FIRST QUARTER OF 2006

SEATTLE—June 1, 2006 — Northstar Neuroscience, Inc. (Nasdaq:NSTR) today reported a net loss of $4.3 million for the quarter ended March 31, 2006 compared to $4.0 million for the quarter ended March 31, 2005. Northstar ended the first quarter of 2006 with $16.4 million of cash and investments. This reflects cash use of $3.8 million during the quarter for operating activities. The $112.0 million of net proceeds raised in its May 2006 initial public offering (IPO) subsequently added to Northstar’s cash position.

Research and development expenses totaled $2.8 million for the quarter ended March 31, 2006 compared to $2.9 million for the quarter ended March 31, 2005. The decrease in research and development expenses is primarily attributable to lower costs relating to the development of the Northstar Stroke Recovery System, partially offset by increased costs associated with the EVEREST clinical trial, Northstar’s pivotal trial for stroke motor recovery.

Selling, general and administrative expenses totaled $1.4 million for the first quarter of 2006 compared to $818,000 for the same quarter in 2005. The increase is primarily due to increased professional services, compensation, and compliance costs associated with preparation for becoming a public company.

On January 1, 2006, Northstar adopted SFAS No. 123(R), “Share Based Payment.” The impact of adoption on the operating results for the quarter ended March 31, 2006 was not material.

Net loss applicable to common shareholders was $5.8 million and $5.4 million for the quarters ended March 31, 2006 and 2005, respectively. Included in the net loss applicable to common shareholders for the quarters ended March 31, 2006 and 2005 was accretion related to Northstar’s redeemable convertible preferred stock of $1.5 million and $1.4 million, respectively. Such accretion will not be recorded after May 2006 as all shares of preferred stock were converted to common stock upon closing of Northstar’s IPO.

“Northstar’s financial position has never been stronger,” commented Dr. Alan Levy, Northstar’s President and CEO. “With the financial resources derived from the IPO and the continued efforts of the Northstar team, we look forward to completing the EVEREST pivotal trial for the Northstar Stroke Recovery System and continuing clinical investigation of cortical stimulation for other neurological diseases and disorders.”

Conference Call

Northstar Neuroscience will hold a conference call to discuss financial results today starting at 4:30 p.m. EDT (1:30 p.m. PDT). The conference call will be concurrently webcast. The link to the webcast will be available on the Northstar Neuroscience website at www.northstarneuro.com under the investor webcast section and will be archived for 30 days after the call. To listen to the conference call, please dial 1-866-203-2528 (US/Canada) or 1-617-213-8847 (International) and use the participant code “61850301” approximately five minutes prior to the start time.

About Northstar Neuroscience

Northstar Neuroscience is a medical device company focused on developing and commercializing neurostimulation therapies for a broad range of neurological diseases and disorders. Northstar’s proprietary technology is designed to deliver targeted electrical stimulation to the outermost layer of the brain, called the cortex, in a process referred to as cortical stimulation. The company’s initial investigational product, the Northstar Stroke Recovery System, is designed to enhance recovery of hand and arm motor function in patients who have suffered a stroke. Northstar is also studying therapeutic applications for stroke-related aphasia and tinnitus.

This release contains information about management’s view of our future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, our ability to complete our ongoing or any future clinical trials, delays in conducting or completing any of our clinical trials, the results of any of our clinical trials, our ability to secure regulatory approval for our products, our ability to successfully commercialize any approved product, our ability to compete successfully with competitors and our ability to protect and enforce our intellectual property rights. We encourage you to review other factors that may affect our future results in our Quarterly Report on Form 10-Q, in the prospectus related to our IPO filed on May 5, 2006, and in other documents we file periodically with the Securities and Exchange Commission.

For More Information:

Ray Calvert

Vice President, Finance/CFO

ir@northstarneuro.com

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Northstar Neuroscience, Inc.

Condensed Balance Sheets Data

(in thousands, unaudited)

	March 31, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$16,373	$20,187
Other current assets	532	327
Property and equipment, net	888	935
Other assets and deferred costs	1,259	296

Total assets	$19,052	$21,745

Accounts payable and accrued liabilities	$2,891	$1,539
Warrants to purchase preferred stock	1,020	1,090
Deferred rent and sublease loss	1,088	1,177
Long-term debt	5,972	5,812
Preferred stock	101,357	99,860
Shareholders’ equity	(93,276)	(87,733)

Total liabilities and shareholders’ equity	$19,052	$21,745

Northstar Neuroscience, Inc.

Condensed Statements of Operations Data

(in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,
	2006	2005
Operating expenses:
Research and development	$2,791	$2,910
Selling, general and administrative	1,422	818
Loss on sublease	—	794

Operating loss	(4,213)	(4,522)
Interest (expense) income	(193)	161
Other income	70	—
Amortization of deferred gain	—	409

Net loss	(4,336)	(3,952)
Preferred stock accretion	(1,498)	(1,413)

Net loss applicable to common shareholders	$(5,834)	$(5,365)

Basic and diluted net loss per share applicable to common shareholders	$(2.81)	$(2.91)

Shares used in computation of basic and diluted net loss per share applicable to common shareholders	2,077	1,846